The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated August 27, 2007
PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 371 to
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated September , 2007
Rule 424(b)(2)

$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Buffered PLUS due June 20, 2011
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based on the Performance of a Basket Composed of
Equity Indices and Shares
Performance Leveraged Upside SecuritiesSM (“PLUSSM”)
Unlike ordinary debt securities, the Buffered PLUS do not pay interest and only guarantee a return of 15% of principal at maturity. Instead, at maturity, you will receive for each $10 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the performance, as determined on June 16, 2011, which we refer to as the determination date, of a weighted basket composed of the Dow Jones EuroStoxx 50® Index, which we refer to as the EuroStoxx Index, the Nikkei 225 Index, the S&P Latin America 40® Index, which we refer to as the Latin America Index and which, together with the EuroStoxx Index and the Nikkei 225 Index, we refer to as the indices, and shares of the iShares® FTSE/Xinhua China 25 Index Fund, which we refer to as the underlying shares, each of which we refer to as a basket component and together as the basket components.
•	The stated principal amount of each Buffered PLUS is $10.
•	We will not pay interest on the Buffered PLUS.
•	At maturity, for each $10 stated principal amount of Buffered PLUS that you hold, you will receive the following payment at maturity based on the performance of the basket.
	o	If the basket performance factor is greater than 100%, you will receive $10 plus the leveraged upside payment.
		o	The leveraged upside payment will equal $10 times the basket percentage increase times 110%, which we refer to as the leverage factor, and there will be no maximum payment at maturity on the Buffered PLUS.
	o	If the basket performance factor is less than or equal to 100% but greater than or equal to 85%, which means that the basket has declined in value from the initial basket value by an amount less than or equal to the buffer amount of 15%, you will receive the $10 stated principal amount.
	o	If the basket performance factor is less than 85%, which means that the value of the basket has declined by more than the buffer amount of 15% from the initial basket value, you will receive the sum of (i) $10 times the basket performance factor and (ii) $1.50, which will be an amount less than, and possibly significantly less than, the $10 stated principal amount of the Buffered PLUS. However, under no circumstances will the Buffered PLUS pay less than $1.50 per Buffered PLUS at maturity.
•	The basket performance factor is a fraction, the numerator of which will be the final basket value and the denominator of which will be the initial basket value.
•	The basket percentage increase is a fraction, the numerator of which will be the final basket value minus the initial basket value and the denominator of which will be the initial basket value.
	o	The initial basket value will be 10, which will be equal to the sum of the products of (i) the initial basket component value for each basket component and (ii) the multiplier for such basket component.
		o	The initial basket component value for each basket component will equal (i) in the case of the indices, the respective closing value for each index on the respective basket setting date and (ii) in the case of the underlying shares, the official closing value of one underlying share on the basket setting date.
		o	The multiplier will be set on the relevant basket setting date based on each basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting and will remain constant for the term of the Buffered PLUS.
		o	The basket setting date for each basket component is (i) in the case of the EuroStoxx Index and the Nikkei 225 Index, the respective index business day for such index immediately following the day we price the Buffered PLUS for initial sale to the public, which we refer to as the pricing date, and (ii) in the case of the Latin America Index and the underlying shares, the pricing date.
		o	The adjustment factor will be initially set at 1.0 and is subject to change upon certain events affecting the underlying shares.
	o	The final basket value will be the sum of the products of (i) the final basket component value for each basket component and (ii) the multiplier for such basket component.
		o	The final basket component value for each basket component will equal (i) for the indices, the respective closing value for each index on the determination date and (ii) for the underlying shares, the official closing value of one underlying share times the adjustment factor, each as of the determination date.
•	The basket component weightings are 35%, 35%, 15%, and 15% for the EuroStoxx Index, the Nikkei 225 Index, the Latin America Index and the underlying shares, respectively.
•	Investing in the Buffered PLUS is not equivalent to investing in the basket or the basket components.
•	The Buffered PLUS will not be listed on any securities exchange.
•	The CUSIP number for the Buffered PLUS is 617475462.
You should read the more detailed description of the Buffered PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Buffered PLUS.”
The Buffered PLUS are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $10 PER Buffered PLUS

	Price to	Agent’s
	Public(1)	Commissions(1)(2)	Proceeds to Company

Per Buffered PLUS	$10	$0.275	$9.725
Total	$	$	$
(1)	The Buffered PLUS will be issued at $10 per Buffered PLUS and the agent’s commissions will be $0.275 per Buffered PLUS; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 to $2,999,999 principal amount of Buffered PLUS will be $9.95 per Buffered PLUS and $0.225 per Buffered PLUS, respectively; for the purchase by any single investor of between $3,000,000 to $4,999,999 principal amount of Buffered PLUS will be $9.925 per Buffered PLUS and $0.20 per Buffered PLUS, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of Buffered PLUS will be $9.90 per Buffered PLUS and $0.175 per Buffered PLUS, respectively.
(2)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.
MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the Buffered PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Buffered PLUS, see the section of this pricing supplement called “Description of Buffered PLUS–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Buffered PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Buffered PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Buffered PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the Buffered PLUS to the public in Hong Kong as the Buffered PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Buffered PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Buffered PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the Buffered PLUS nor make the Buffered PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered PLUS, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the Buffered PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Buffered PLUSSM we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”
      The Buffered PLUS offered are medium-term debt securities of Morgan Stanley. The return on the Buffered PLUS at maturity is based on the performance, as determined at maturity, of a weighted basket composed of the Dow Jones EuroStoxx 50® Index, which we refer to as the EuroStoxx Index, the Nikkei 225 Index, the S&P Latin America 40® Index, which we refer to as the Latin America Index and which, together with the EuroStoxx Index and the Nikkei 225 Index, we refer to as the indices, and shares of the iShares® FTSE/Xinhua China 25 Index Fund, which we refer to as the underlying shares, each of which we refer to as a basket component and together as the basket components.
     “Performance Leveraged Upside Securities” and “PLUS” are our service marks.
     “Dow Jones EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited and have been licensed for use for certain purposes by Morgan Stanley. Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nikkei Inc. “S&P Latin America 40®” is a registered trademark of the Standard & Poor’s® Corporation and has been licensed for use by Morgan Stanley. “iShares®” is a registered trademark of Barclays Global Investors, N.A. “FTSETM” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.

Each Buffered PLUS costs $10
We, Morgan Stanley, are offering Buffered Performance Leveraged Upside SecuritiesSM due June 20, 2011, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Performance of a Basket Composed of Equity Indices and Shares, which we refer to as the Buffered PLUS. The stated principal amount of each Buffered PLUS is $10.

The original issue price of the Buffered PLUS includes the agent’s commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the Buffered PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Buffered PLUS. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Buffered PLUS—Use of Proceeds and Hedging.”

The Buffered PLUS do not guarantee return of 100% of the principal; no interest
Unlike ordinary debt securities, the Buffered PLUS do not pay interest and do not guarantee the return of 100% of the principal at maturity. If the basket performance factor (see below) is less than 85%, we will pay to you an amount in cash per Buffered PLUS that is less than the $10 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the basket below 85% of the initial basket value.

The basket
We have designed the Buffered PLUS to provide investors with exposure to the indices and to the underlying shares. The following table sets forth the basket components and the basket component weighting, the initial basket component value and the multiplier of each basket component within the basket:

Basket Component	Bloomberg Symbol	Basket Component Weighting	Initial Basket Component Value	Multiplier

The Dow Jones EuroStoxx 50® Index
(the “EuroStoxx Index”)	SX5E	35%
The Nikkei 225 Index	NKY	35%
The S&P Latin America 40® Index
(the “Latin America Index”)	SPLAC	15%
Shares of the iShares® FTSE/Xinhua China 25 Index Fund
(the “underlying shares”)	FXI	15%

Payment at maturity based on the performance of the basket
At maturity, you will receive for each $10 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the performance of the weighted basket. The payment at maturity, for each $10 stated principal amount of Buffered PLUS that you hold, will be determined on June 16, 2011, subject to postponement for non- index business days or non-trading days, as applicable, or market disruption events, which we refer to as the determination date, as follows:

•	If the basket performance factor is greater than 100%, you will receive apayment at maturity equal to:

$10 + the leveraged upside payment,

where,

basket performance factor =	The fraction, the numerator of which will be the final basket value and the denominator of which will be the initial basket value. The basket performance factor is described by the following formula:

and

leveraged upside payment =	($10 x basket percentage increase x leverage factor)

and

basket percentage increase =
The fraction, the numerator of which will be the final basket value minus the initial basket value and the denominator of which will be the initial basket value. The basket percentage increase is described by the following formula:

and

leverage factor = 110%

There will be no maximum payment at maturity on the Buffered PLUS.

•
If the basket performance factor is less than or equal to 100% but greater thanor equal to 85%, which means that the basket has declined in value from theinitial basket value by an amount less than or equal to the buffer amount of15%, you will receive a payment at maturity equal to the stated principal amountof $10.

•
If the basket performance factor is less than 85%, which means that the value ofthe basket has declined by more than the buffer amount of 15% from the initialbasket value, you will receive a payment at maturity equal to:

($10 x the basket performance factor) + $1.50

If the basket performance factor is less than 85%, the payment at maturity for each $10 stated principal amount of Buffered PLUS that you hold will be less than the stated principal amount of $10. However, under no circumstances will such payment at maturity be less than $1.50.

The initial basket value will be 10, which will be equal to the sum of the products of (i) the initial basket component value for each basket component and (ii) the multiplier for such basket component. The initial basket component value for each basket component will equal:

(x)	in the case of the indices, the respective closing value for each index on the respective basket setting date, and

(y)	in the case of the underlying shares, the official closing value of one underlying share on the basket setting date.

The final basket value will be the sum of the products of (i) the final basket component value for each basket component and (ii) the multiplier for such basket component. The final basket component value for each basket component will equal:

(x)	in the case of the indices, the respective closing value for each index on the determination date, and

(y)	in the case of the underlying shares, the official closing value of one underlying share times the adjustment factor, each as of the determination date.

The multiplier will be set on the relevant basket setting date based on each basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting and will remain constant for the term of the Buffered PLUS.

The adjustment factor will be initially set at 1.0 and is subject to change upon certain events affecting the underlying shares.

The basket setting date for each basket component is (i) in the case of the EuroStoxx Index and the Nikkei 225 Index, the respective index business day for such index immediately following the day we price the Buffered PLUS for initial sale to the public, which we refer to as the pricing date, subject to postponement in the event of a non-index business day or a market disruption event and (ii) in the case of the Latin America Index and the underlying shares, the pricing date.

Because the performance of the basket components may not be highly correlated, negative or insufficient performance by any one or more of the basket components could wholly offset positive performance by other basket components.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the Buffered PLUS at Maturity,” which illustrates the performance of the Buffered PLUS at maturity assuming a range of hypothetical basket performance factors. The graph does not show every situation that may occur.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2002 through August 22, 2007 (except in the case of the underlying shares, which commenced trading on October 8, 2004), and a graph of the historical performance of the basket for the period from October 8, 2004 to August 22, 2007 (assuming that each of the basket components is weighted in the basket as described in “Description of Buffered PLUS—Basket”) in this pricing supplement under “Description of Buffered PLUS—Historical Information” and “—Historical Graph.” You cannot predict the future performance of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on their historical performance.

Investing in the Buffered PLUS is not equivalent to investing in the basket or any of the basket components.

You may revoke your offer to purchase the Buffered PLUS prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the Buffered PLUS. You may revoke your offer to purchase the Buffered PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance. In the event of any material changes to the terms of the Buffered PLUS, we will notify you.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial basket component value and the final basket component value for each basket component and whether a market disruption event has occurred and will calculate the basket percentage increase and/or the basket performance factor and the payment to you at maturity, and, under certain circumstances, will determine the closing values of the basket components.

Where you can find more information on the Buffered PLUS
The Buffered PLUS are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and prospectus dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the Buffered PLUS, you should read the “Description of Buffered PLUS” section in this pricing supplement. You should also read about some of the risks involved in investing in Buffered PLUS in the section called “Risk Factors.” The tax treatment of investments in equity-linked notes such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Buffered PLUS— United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Buffered PLUS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE BUFFERED PLUS AT MATURITY

     For each Buffered PLUS, the following graph illustrates the payment at maturity on the Buffered PLUS for a range of hypothetical percentage changes in the value of the basket. The PLUS Zone illustrates the leveraging effect of the leverage factor while the Buffer Zone illustrates the buffer effect in the event of a decline in the value of the basket. The graph is based on the following terms:

•	Stated Principal Amount per Buffered PLUS:	$10

•	Buffer Amount:	15%

•	Leverage Factor:	110%

     Where the basket performance factor is greater than 100%, the payment at maturity on the Buffered PLUS reflected in the graph below is equal to $10 plus the leveraged upside payment. Where the basket performance factor is less than or equal to 100% but greater than or equal to 85%, the payment at maturity on the Buffered PLUS reflected in the graph below is equal to the stated principal amount of $10 per Buffered PLUS. Where the basket performance factor is less than 85%, the payment at maturity on the Buffered PLUS reflected in the graph below is equal to the sum of (i) $10 multiplied by the basket performance factor and (ii) $1.50, and is consequently an amount less than the $10 stated principal amount of each Buffered PLUS. As reflected in the graph below, the payment at maturity on the Buffered PLUS will in no event be less than $1.50. The graph does not show every situation that may occur.

     At maturity, for each $10 principal amount of Buffered PLUS that you hold, you will receive an amount equal to:

     (i) if the basket performance factor is greater than 100%, $10 plus the leveraged upside payment. The leveraged upside payment will equal $10 times the basket percentage increase times the leverage factor.

     (ii) if the basket performance factor is less than or equal to 100% but greater than or equal to 85%, the stated principal amount of $10.

     (iii) if the basket performance factor is less than 85%, the sum of (x) $10 times the basket performance factor and (y) $1.50, which will be less than the stated principal amount of $10 per Buffered PLUS.

Example 1: The basket performance factor is greater than 100%.

Initial Basket Value:	10
Hypothetical Final Basket Value:	15
Leverage Factor:	110%

In this example,

Basket Performance Factor =
Basket Percentage Increase =
Payment at Maturity	=	$10	+	($10	x	15 – 10	x	110%)	=	$15.50
10

     The payment at maturity per Buffered PLUS will be $15.50, or the stated principal amount of $10 plus the leveraged upside payment of $5.50.

Example 2: The basket performance factor is less than 100% but greater than 85%.

Initial Basket Value:	10
Hypothetical Final Basket Value:	9
Leverage Factor:	110%

In this example,

Basket Performance Factor =
     The payment at maturity per Buffered PLUS will be the stated principal amount of $10.

Example 3: The basket performance factor is less than 85%.

Initial Basket Value:	10
Hypothetical Final Basket Value:	7
Leverage Factor:	110%

In this example,

Basket Performance Factor =

     The payment at maturity per Buffered PLUS will be $8.50, or the sum of (i) $10 times the basket performance factor and (ii) $1.50, which is less than the stated principal amount of $10 per Buffered PLUS.

     Please review the table of the historical values of each of the basket components for each calendar quarter in the period from January 1, 2002 through August 22, 2007 (except for the underlying shares which commenced trading on October 8, 2004) and related graphs. Please also review the graph of the historical performance of the basket for the period from October 8, 2004 through August 22, 2007 (with each of the basket components weighted in the basket as described in “Description of Buffered PLUS—Basket” as of August 22, 2007) in this pricing supplement under “Description of Buffered PLUS—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket components during such period. You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the values of any of the basket components will be offset by decreases in the values of other basket components, based on their historical performance.

RISK FACTORS

     The Buffered PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the Buffered PLUS do not pay interest and guarantee only the return of 15% of principal at maturity. This section describes the most significant risks relating to the Buffered PLUS. You should carefully consider whether the Buffered PLUS are suited to your particular circumstances before you decide to purchase them.

Buffered PLUS do not pay interest or guarantee return of 100% of your principal
The terms of the Buffered PLUS differ from those of ordinary debt securities in that we will not pay you interest on the Buffered PLUS and provide a minimum payment at maturity of only 15% of the principal of the Buffered PLUS. Instead, at maturity, you will receive for each $10 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the performance of the basket. If the basket performance factor is less than 85%, which means that the basket has declined in value from the initial basket value by more than the buffer amount of 15%, you will receive, for each $10 stated principal amount of Buffered PLUS that you hold, an amount in cash at maturity that is less than the $10 stated principal amount by an amount proportionate to the decrease in the value of the basket below 85% of the initial basket value. See “Hypothetical Payouts on the Buffered PLUS at Maturity” on PS–8.

The Buffered PLUS will not be listed
The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. currently intends to act as a market maker for the Buffered PLUS but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Buffered PLUS easily. Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the Buffered PLUS.

Market price of the Buffered PLUS may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including:

•	the value of each of the basket components at any time and, in particular, onthe determination date,

•	the volatility (frequency and magnitude of changes in value) of each of thebasket components,

•	interest and yield rates in the market,

•	geopolitical conditions and economic, financial, political, regulatory orjudicial events that affect the basket components or stock markets generallyand which may affect the final basket component values of the basketcomponents,

•	the exchange rates relative to the U.S. dollar with respect to each of thecurrencies in which the securities underlying the FTSE/Xinhua China 25Index trade,

•	the time remaining until the Buffered PLUS mature,

•	the occurrence of certain events affecting the underlying shares that may ormay not require an adjustment to the adjustment factor, and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your Buffered PLUS prior to maturity. For example, you may have to sell your Buffered PLUS at a substantial discount from the stated principal amount if the value of the basket at the time of sale are at or below the initial basket value or if market interest rate rises. You cannot predict the future performance of any of the basket components based on their historical performance. The basket performance factor may be less than 85% so that you will receive at maturity an amount that is less than the $10 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the basket below 85% of the initial basket value. In addition, there can be no assurance that the basket performance factor will increase so that you will receive at maturity an amount in excess of the $10 stated principal amount for each Buffered PLUS you hold.

Changes in the value of one or more of the basket components may offset each other
Value movements in the basket components may not correlate with each other. At a time when the value of one basket component increases, the value of the other basket components may not increase as much, or may even decline in value. Therefore, in calculating the basket components’ performance and the basket performance factor on the determination date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components. Furthermore, the basket is not equally weighted among the basket components. Decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of the less heavily weighted basket components.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2002 through August 22, 2007 (except for the underlying shares which commenced trading on October 8, 2004), and a graph of the historical performance of the basket for the period from October 8, 2004 to August 22, 2007 (assuming that each of the basket components is weighted in the basket as described above) in this pricing supplement under “Description of Buffered PLUS—Historical Information” and “— Historical Graph.” You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on historical performance. In addition, there can be no assurance that the basket performance factor will be greater than 100% so that you will receive at maturity an amount in excess of the $10 stated principal amount for each Buffered PLUS you hold. If the basket performance factor is less than 85%, you will receive at maturity an amount that is less than the amount of your original investment in the Buffered PLUS, which could be significantly less than your original investment in the Buffered PLUS.

There are risks associated with investments in securities indexed to the value of foreign equity securities
The EuroStoxx Index, the Nikkei 225 Index, the Latin America Index and the FTSE/Xinhua China 25 Index are indexed to the value of foreign equity securities. Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross- shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

Adjustments to the basket indices could adversely affect the value of the Buffered PLUS
The publisher of any of the indices can add, delete or substitute the stocks underlying such index, and can make other methodological changes that could change the value of such index. Any of these actions could adversely affect the value of the Buffered PLUS. In addition an index publisher may discontinue or suspend calculation or publication of its index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices at maturity of the securities underlying such index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such index last in effect prior to discontinuance of such index.

Adjustments to the underlying shares or to the FTSE/Xinhua China 25 Index could adversely affect the value of the Buffered PLUS
Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® FTSE/Xinhua China 25 Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index. FTSE Xinhua Index Limited is responsible for calculating and maintaining the FTSE/Xinhua China 25 Index. FTSE Xinhua Index Limited can add, delete or substitute the stocks underlying the FTSE/Xinhua China 25 Index or make other methodological changes that could change the value of the FTSE/Xinhua China 25 Index. Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® FTSE/Xinhua China 25 Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.

The antidilution adjustments the calculation agent is required to make to the underlying shares do not cover every event that could affect the underlying shares	MS & Co., as calculation agent, will adjust the final basket component value with respect to the underlying shares for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Buffered PLUS may be adversely affected.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging our obligations under the Buffered PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The Buffered PLUS are subject to currency exchange rate risk
Because the closing price of the underlying shares generally reflects the U.S. dollar value of the securities represented in the FTSE/Xinhua China 25 Index, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the dollar strengthens against the securities represented in the FTSE/Xinhua China 25 Index, the value of the underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the Buffered PLUS.

As calculation agent, MS & Co. will determine the initial basket component value and the final basket component value of each basket component and will calculate the basket performance factor and/or the basket percentage increase and the amount of cash you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non- occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a market disruption event, may affect the payment at maturity. See the sections of this pricing supplement called “Description of Buffered PLUS—Market Disruption Event” and “—Discontinuance of an Index; Alteration of Method of Calculation.”

The original issue price of the Buffered PLUS includes the agent’s commissions and certain costs of hedging our obligations under the Buffered PLUS. The subsidiaries through which we hedge our obligations under the Buffered PLUS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Investing in the Buffered PLUS is not equivalent to investing in the basket components
As a holder of the Buffered PLUS, you will not have rights that holders of the basket components or exchange-traded or over-the-counter instruments related to the basket components may have. Furthermore, investing in the Buffered PLUS is not equivalent to investing in any of the indices or their component stocks. As an investor in the Buffered PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie certain of the indices.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS
MS & Co. and other affiliates of ours will carry out hedging activities related to the Buffered PLUS (and to other instruments linked to the indices or their component stocks or to the underlying shares or the FTSE/Xinhua China 25 Index), including trading in the stocks underlying the indices as well as in other instruments related to the indices or the FTSE/Xinhua China 25 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the indices, other financial instruments related to the indices, the underlying shares, and other instruments related to the FTSE/Xinhua China 25 Index on a regular basis as part of their general broker- dealer and other businesses. Any of these hedging or trading activities on or prior to the basket setting date could potentially increase the initial basket component values of the basket components and, therefore, the values at which the basket components must close on the determination date before you receive a payment at maturity that exceeds the stated principal amount of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS could potentially affect the values of the basket components on the determination date and, accordingly, the amount of cash you will receive at maturity.

The U.S. federal income tax consequences of an investment in the Buffered Buffered PLUS are uncertain.
Please read carefully the discussion under “United States Federal Income Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the Buffered PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly. For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. In addition, it is possible the Buffered PLUS could be treated as a “constructive ownership transaction” and all or a portion of any gain could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Buffered PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF BUFFERED PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Buffered PLUS” refers to each $10 stated principal amount of our Buffered PLUS due June 20, 2011, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Performance of a Basket Composed of Equity Indices and Shares. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	September , 2007

Original Issue Date (Settlement Date)	September , 2007

Maturity Date
June 20, 2011, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event or otherwise on the scheduled Determination Date.

If due to a Market Disruption Event or otherwise, the Determination Date for any Basket Component is postponed so that it falls less than two Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second Trading Day following such Determination Date as postponed. See “— Determination Date” below.

Issue Price Stated Principal Amount Denominations CUSIP Number Interest Rate Specified Currency Basket
$10 per Buffered PLUS

$10 per Buffered PLUS

$10 and integral multiples thereof

617475462

None

U.S. dollars

The following table sets forth the Basket Components and the Basket Weighting, the Initial Basket Component Value and the Multiplier for each Basket Component:

Basket Components	Bloomberg Symbol	Basket Component Weighting	Initial Basket Component Value	Multiplier

The Dow Jones EuroStoxx 50® Index
(the “EuroStoxx Index”)	SX5E	35%
The Nikkei 225 Index	NKY	35%
The S&P Latin America 40® Index
(the “Latin America Index”)	SPLAC	15%
Shares of the iShares® FTSE/Xinhua China 25
Index Fund (the “Underlying Shares”)	FXI	15%

Indices	The EuroStoxx Index, the Nikkei 225 Index and the Latin America Index (each individually, an “Index”). See “— Description of the Indices” below.

Underlying Shares	Shares of the iShares® FTSE/Xinhua China 25 Index Fund.

Initial Basket Component Value
The Initial Basket Component Value for each Basket Component will equal (i) in the case of the Indices, the respective Index Closing Value for each Index on the respective Basket Setting Date and (ii) in the case of the Underlying Shares, the Share Closing Value of one Underlying Share on the Basket Setting Date.

Basket Setting Date
The Basket Setting Date for each Basket Component is (i) in the case of the EuroStoxx Index and the Nikkei 225 Index, the respective Index Business Day for such Index immediately following the Pricing Date, subject to postponement in the event of a non-Index Business Day or a Market Disruption Event, and (ii) in the case of the Latin America Index and the Underlying Shares, the Pricing Date.

Multiplier
The Multiplier for each Basket Component set forth in the table under “—Basket” above will be set on the relevant Basket Setting Date based on each Basket Component’s respective Initial Basket Component Value so that each Basket Component is reflected in the predetermined Initial Basket Value in accordance with its applicable Basket Component Weighting and will remain constant for the term of the Buffered PLUS.

Payment at Maturity	At maturity, upon delivery of the Buffered PLUS to the Trustee, we will pay with respect to the Stated Principal Amount of $10 for each Buffered PLUS an amount in cash equal to:

(i)	if the Basket Performance Factor is greater than 100%, the Stated Principal Amount of $10 plus the Leveraged Upside Payment,

(ii)	if the Basket Performance Factor is less than or equal to 100% but greater than or equal to 85%, which means that the Basket has declined in value from the Initial Basket Value by an amount less than or equal to the Buffer Amount, the Stated Principal Amount of $10, or

(iii)	if the Basket Performance Factor is less than 85%, which means that the value of the Basket has declined by more than the Buffer Amount from the Initial Basket Value, the sum of (x) the Stated Principal Amount of $10 times the Basket Performance Factor and (y) $1.50.

If the Basket Performance Factor is less than 85%, the Payment at Maturity with respect to the Stated Principal Amount of $10 for each Buffered PLUS will be less than the Stated Principal Amount of $10. However, under no circumstances will such Payment at Maturity be less than the Minimum Payment at Maturity of $1.50.

Because the performance of the Basket Components may not be highly correlated, negative or insufficient performance by any one or more of the Basket Components could wholly offset positive performance by other Basket Components.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the Stated Principal Amount of $10 for each Buffered PLUS on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS to the Trustee for delivery to DTC, as holder of the Buffered PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Maximum Payment at Maturity Minimum Payment at Maturity Leveraged Upside Payment	None $1.50 per Buffered PLUS $10 times the Basket Percentage Increase times the Leverage Factor.

Leverage Factor Buffer Amount Basket Percentage Increase
110%

15%

The Basket Percentage Increase is the fraction, the numerator of which will be the Final Basket Value minus the Initial Basket Value and the denominator of which will be the Initial Basket Value. The Basket Percentage Increase is described by the following formula:

Initial Basket Value	10, which is equal to the sum of the products of (i) the Initial Basket Component Value for each Basket Component and (ii) the Multiplier for such Basket Component.

Final Basket Value	The sum of the products of (i) the Final Basket Component Value for each Basket Component and (ii) the Multiplier for such Basket Component.

Basket Performance Factor
The Basket Performance Factor is a fraction, the numerator of which will be the Final Basket Value and the denominator of which will be the Initial Basket Value. The Basket Performance Factor is described by the following formula:

Final Basket Component Value
The Final Basket Component Value for each Basket Component will equal (i) in the case of the Indices, the respective Index Closing Value for each Index on the Determination Date and (ii) in the case of the Underlying Shares, the Share Closing Value of one Underlying Share times the Adjustment Factor, each as of the Determination Date, subject to the occurrence of a Market Disruption Event or otherwise as described below in “— Determination Date.”

In certain circumstances, the Final Basket Component Value will be based on an alternate calculation as described under “— Discontinuance of an Index; Alteration of Method of Calculation,” or “—Discontinuance of the Underlying Shares and/or FTSE/Xinhua China 25 Index; Alteration of Method of Calculation.”

Index Closing Value
With respect to the EuroStoxx Index, the Nikkei 225 Index, Latin America Index or any respective Successor Index, the Index Closing Value on any Index Business day will equal the closing value of the respective Index published at the regular weekday close of trading on such Index Business Day, as published under the Bloomberg symbol “SX5E,” “NKY” and “SPLAC” for the EuroStoxx Index, the Nikkei 225 Index and the Latin America Index, respectively, or any respective successor symbol(s) thereof, or the Bloomberg symbol or successor symbol of any Successor Index.

Share Closing Value
Subject to the provisions set out under “—Discontinuance of the Underlying Shares and/or FTSE/Xinhua China 25 Index; Alteration of Method of Calculation” below, the Share Closing Value for the Underlying Shares on any Trading Day means:

(i)	if the Underlying Shares are listed or admitted to trading on a national securities exchange (other than the NASDAQ), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares are listed or admitted to trading,

(ii)	if the Underlying Shares are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)	if the Underlying Shares are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Value for one Underlying Share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the Underlying Shares is not available pursuant to either of the two preceding sentences, then the Share Closing Value for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board Service” will include any successor service thereto. See “—Discontinuance of the Underlying Shares and/or FTSE/Xinhua China 25 Index; Alteration of Method of Calculation” below.

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Underlying Shares. See “—Antidilution Adjustments” below.

Antidilution Adjustments
If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Relevant Exchange
Relevant Exchange means:

(a) with respect to each of the EuroStoxx Index, the Nikkei 225 Index or the Latin America Index, the primary exchange(s) or market(s) of trading for (i) any security then included in such Index, or any Successor Index, and (ii) any futures or options contracts related to such Index or to any security then included in such Index;

(b) with respect to the Underlying Shares, the primary exchange or market of trading for any security (or any combination thereof) then included in the FTSE/Xinhua China 25 Index or any Successor Index.

Determination Date	June 16, 2011; provided that:

(i)	with respect to the Indices, if the scheduled Determination Date is not an Index Business Day or if a Market Disruption Event occurs with respect to an Index on the scheduled Determination Date (an “Index Disrupted Date”), then such scheduled Determination

Date with respect to such Index will be the immediately succeeding Index Business Day on which no Market Disruption Event occurs with respect to such Index; provided further that the Determination Date will be subject to postponement in the event of an Index Disrupted Date for no more than three Index Business Days, and

(ii)	with respect to the Underlying Shares, if a Market Disruption Event with respect to the Underlying Shares, the FTSE/Xinhua China 25 Index or securities representing 20% of the level of the FTSE/Xinhua China 25 Index occurs on the scheduled Determination Date, or if such scheduled Determination Date is not a Trading Day (a “Share Disrupted Date”), the Share Closing Value will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs; provided further that the Determination Date will be subject to postponement in the event of a Share Disrupted Date for no more than three Trading Days.

If the Determination Date is postponed for three successive Index Disrupted Dates, the Calculation Agent will determine the Index Closing Value of the affected Index for such Determination Date as determined by the Calculation Agent in accordance with the formula for calculating such Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the affected Index.

If the Determination Date is postponed for three successive Share Disrupted Dates, the Calculation Agent will determine the Share Closing Value for such Determination Date as the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.

Trading Day
With respect to the Buffered PLUS and the Underlying Shares, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC, The NASDAQ Stock Market LLC (“NASDAQ”), the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Index Business Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the respective Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Market Disruption Event
Market Disruption Event means:

(a) with respect to the Indices:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of an Index (or a Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of such Index (or a Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to such Index (or a Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (a)(i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Buffered PLUS; and

(b) with respect to the Underlying Shares:

(i)	the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion;

(ii)	the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the FTSE/XinhuaChina 25 Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges, in each case as determined by the Calculation Agent in its sole discretion; or

(iii)	the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the FTSE/Xinhua China25 Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)	a determination by the Calculation Agent in its sole discretion that any event described in clauses (b)(i), (b)(ii) or (b)(iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Buffered PLUS.

For the purpose of determining whether a Market Disruption Event exists with respect to the EuroStoxx Index, the Nikkei 225 Index, the Latin America Index or the Underlying Shares, respectively, at any time, if trading in a security included in such Index, or in the case of the Underlying Shares, in the FTSE/Xinhua China 25 Index, is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index, or in the case of the Underlying Shares the level of the FTSE/Xinhua China 25 Index, shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to the EuroStoxx Index, the Nikkei 225 Index, the Latin America Index or the Underlying Shares, respectively, has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Underlying Shares, will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Index, or in the case of the Underlying Shares, on the FTSE/Xinhua China 25 Index, by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index, or in the case of the Underlying shares, to the FTSE/Xinhua China 25 Index, and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Index, or in the case of the Underlying Shares, to the FTSE/Xinhua China 25 Index, are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Book Entry Note or Certificated Note
Book Entry. The Buffered PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Buffered PLUS. Your beneficial interest in the Buffered PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Buffered PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent Calculation Agent
MS & Co.

MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten- billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Buffered PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Buffered PLUS will be rounded to the nearest cent, with one-half cent rounded upward. Notwithstanding the above, upon calculating the Basket Performance Factor, such figure will not be subject to rounding.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Buffered PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Basket Component Values, Final Basket Component Values, the Basket Performance Factor, the Basket Percentage Increase and the Payment at Maturity, or whether a Market Disruption Event has occurred. See “—Market Disruption Event,” “—Antidilution Adjustments,” and “—Determination Date.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Discontinuance of an Index;
Alteration of Method of Calculation
If an Index Publisher discontinues publication of its respective Index and such Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value for such Index will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the day that any Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Buffered PLUS, within three Business Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Buffered PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If an Index Publisher discontinues publication of its respective Index prior to, and such discontinuance is continuing on, the Determination Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities or futures contracts, as applicable, has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security or futures contract, as applicable, most recently constituting the relevant Index without any rebalancing or substitution of such securities or futures contracts, as applicable, following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an Index may adversely affect the value of the Buffered PLUS.

If at any time the method of calculating an Index or a Successor Index, or the value thereof, is changed in a material respect, or if an Index or a Successor Index is in any other way modified so that such Index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value for such Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an equity index comparable to such Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value for such Index with reference to such Index or such Successor Index, as adjusted. Accordingly, if the method of calculating an Index or a Successor Index is modified so that the value of such Index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Index), then the Calculation Agent will adjust such Index in order to arrive at a value of such Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Discontinuance of the Underlying Shares and/or FTSE/Xinhua China 25 Index;
Alteration of Method of Calculation
If the iShares® FTSE/Xinhua China 25 Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Share Closing Value on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the FTSE/Xinhua China 25 Index (or any FTSE/Xinhua Successor Index, as described below) on such Trading Date (taking into account any material changes in the method of calculating the FTSE/Xinhua China 25 Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Share Closing Value and the denominator of which is the closing value of the FTSE/Xinhua China 25 Index (or any FTSE/Xinhua Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Share Closing Value was available.

If FTSE Xinhua Index Limited discontinues publication of the FTSE/Xinhua China 25 Index and FTSE Xinhua Index Limited or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued FTSE/Xinhua China 25 Index (such index being referred to herein as an “FTSE/Xinhua Successor Index”), then any subsequent Share Closing Value on any Trading Day, following a Liquidation Event will be determined by reference to the published value of such FTSE/Xinhua Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a FTSE/Xinhua Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If FTSE Xinhua Index Limited discontinues publication of the FTSE/Xinhua China 25 Index prior to, and such discontinuance is continuing on, the Determination Date or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no FTSE/Xinhua Successor Index is available at such time, then the Calculation Agent will determine the Share Closing Value for such date. The Share Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the FTSE/Xinhua China 25 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the FTSE/Xinhua China 25 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the FTSE/Xinhua China 25 Index may adversely affect the value of the Buffered PLUS.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Buffered PLUS shall have occurred and be continuing, the amount declared due and payable per Buffered PLUS upon any acceleration of the Buffered PLUS (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as if the Index Closing Value or the Share Closing Value, as applicable, of each Basket Component on the date of acceleration were the Index Closing Value or the Share Closing Value, as applicable, of each Basket Component for the Determination Date.

If the maturity of the Buffered PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Buffered PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Index Publisher
With respect to the EuroStoxx Index, Stoxx® Limited, with respect to the Nikkei 225 Index, Nikkei Inc., with respect to the Latin America Index, Standard & Poor’s® Corporation, and with respect to the FTSE/Xinhua China 25 Index, FTSE Xinhua Index Limited, or, in each case, any respective successor publisher thereof.

Description of the Indices
We have derived all information contained in this pricing supplement regarding the Indices, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. Such information reflects the policies of, and is subject to change by the respective Index Publishers. We make no representation or warranty as to the accuracy or completeness of such information. The Index Publishers are under no obligation to continue to publish their respective Index and may discontinue publication of such Index at any time.

The Dow Jones EuroStoxx 50 Index

The Dow Jones EURO STOXX 50® Index, which we refer to as the Euro STOXX 50 Index, was created by STOXX® Limited, a joint venture between Deutsche Boerse AG, Dow Jones & Company, Inc. and SWX Swiss Exchange. Publication of the Euro STOXX 50 Index began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991. The Euro STOXX 50 Index is published in The Wall Street Journal and disseminated on the STOXX Limited website.

Euro STOXX 50 Index Composition and Maintenance. The Euro STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.

The composition of the Euro STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Euro STOXX 50 Index are made to ensure that the Euro STOXX 50 Index includes the 50 market sector leaders from within the Euro STOXX Index.

The free float factors for each component stock used to calculate the Euro STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Each component’s weight is capped at 10% of the index’s total free float market capitalization.

The Euro STOXX 50 Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Euro STOXX 50 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Euro STOXX 50 Index Calculation. The Euro STOXX 50 Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Euro STOXX 50 Index value can be expressed as follows:

free float market capitalization of the Euro STOXX 50 Index
Index	=
divisor

The “free float market capitalization of the Euro STOXX 50 Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Euro STOXX 50 Index is being calculated.

The divisor for the Euro STOXX 50 Index is adjusted to maintain the continuity of the Euro STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1)	Cash dividend:

Adjusted price = closing price – announced dividend * (1 – withholding tax)

Divisor: decreases

(2)	Special cash dividend:

Adjusted price = closing price – announced dividend * (1 – withholding tax)

Divisor: decreases

(3)	Split and reverse split:

Adjusted price = closing price * A/B

New number of shares = old number of shares * B / A

Divisor: no change

(4)	Rights offering:

Adjusted price = (closing price * A + subscription price * B) / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: increases

(5)	Stock dividend:

Adjusted price = closing price * A / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: no change

(6)	Stock dividend of another company:

Adjusted price = (closing price * A - price of other company * B) / A

Divisor: decreases

(7)	Return of capital and share consideration:

Adjusted price = (closing price - dividend announced by company * (1-withholding tax)) * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(8)	Repurchase shares / self tender:

Adjusted price = ((price before tender * old number of shares ) - (tender price * number of tendered shares)) / (old number of shares - number of tendered shares)

New number of shares = old number of shares - number of tendered shares

Divisor: decreases

(9)	Spin-off:

Adjusted price = (closing price * A - price of spun-off shares * B) / A

Divisor: decreases

(10)	Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C* (1 + B / A)) / ((A + B) * ( 1 + C / A))

New number of shares = old number of shares * ((A + B) * (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares * ((A + C) * (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B +C) / A

Divisor: increases

The Nikkei 225 Index

The Nikkei 225 Index is a stock index calculated, published and disseminated by Nikkei, Inc., which we refer to as Nikkei, that measures the composite price performance of selected Japanese stocks.

The Nikkei 225 Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Nikkei rules require that the 75 most liquid issues (one- third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index. Nikkei first calculated and published the Nikkei 225 Index in 1970.

The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•    Technology — Pharmaceuticals, Electrical machinery, Automobiles, Precision machinery, Telecommunications

•    Financials — Banks, Miscellaneous finance, Securities, Insurance

•    Consumer Goods — Marine products, Food, Retail, Services

•    Materials — Mining, Textiles, Paper & pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous metals, Trading House

•    Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation equipment, Miscellaneous manufacturing, Real estate

•    Transportation and Utilities — Railroads & Buses, Trucking, Shipping, Airlines, Warehousing, Electric power, Gas

The Nikkei 225 Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Nikkei Divisor”). The Nikkei Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Nikkei Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Nikkei Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Nikkei Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Nikkei Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Nikkei Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

A Nikkei Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri- Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Nikkei Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

A list of the issuers of the Nikkei Underlying Stocks constituting Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei. Nikkei may delete, add or substitute any stock underlying the Nikkei 225 Index.

The S&P Latin America 40 Index

The Latin America Index is intended to be a measure of the Latin American economy. Its 40 constituents capture approximately 70% of the total market capitalization of four major Latin American markets: Argentina, Brazil, Chile and Mexico. Prices for the Latin America Index are collected in local currencies and index values are released in U.S. dollars. The Latin America Index was developed by Standard & Poor’s® Corporation, which we refer to as S&P® , and is calculated, maintained and published by S&P. The Latin America Index is maintained by the S&P Index Committee.

The Latin America Index includes the stocks that are among the largest in terms of market capitalization from companies located in Argentina, Brazil, Chile and Mexico (the “Component Stocks”). A stock’s domicile is determined based on criteria that include headquarters of the company, registration, listing of the stock, place of operations, and residence of the senior officers. A stock’s weight in the Latin America Index is determined by the float-adjusted market capital of the stock. An investable weight factor (“IWF”) is applied to each constituent’s share count used for index calculation. The IWF reduces shares outstanding for government-owned shares, strategically held shares, and shares restricted from foreign ownership.

All common and preferred shares (of an equity and not a fixed income nature) are eligible for inclusion in the Latin America Index. Convertible stock, bonds, warrants, rights and preferred stock that provide a guaranteed fixed return are not eligible.

To identify stocks for possible addition, the following factors are considered:

•	Value and volume traded: Liquidity measures of possibleadditions are considered to ensure that the Latin AmericaIndex remains investable.

•
Sector representation: The Latin America Index’s sectorcomposition is compared to that of the entire equity universe.Companies may be added to bring the Latin America Indexin line with the equity universe.

•	Country representation: Companies may be added so theLatin America Index country weights reflect to those of theequity universe.

Privatizations and other extraordinary circumstances may require a company to be immediately added to the Latin America Index. Companies may be removed from the Latin America Index because of bankruptcy or major restructuring such as mergers and acquisitions. A company may also be removed if it is no longer representative of the market or its industry.

The daily calculation of the Latin America Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.” The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Latin America Index, it is the only link to the original base value of the Latin America Index. The Index Divisor keeps the Latin America Index comparable over time and is the manipulation point for all adjustments to the Latin America Index (“Index Maintenance”). Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

The Latin America Index is rebalanced quarterly to reflect changes in shares outstanding due to share issuances, buybacks, and other corporate actions. Share and IWF changes greater than 5% are made at the time of change.

Changes in the Latin America Index value reflect changes in the total market capitalization of the Latin America Index that are caused by price movements in the market. They do not reflect changes in the market capitalization of the index, or of the individual stocks, that are caused by corporate actions such as dividend payments, stock splits, distributions to shareholders, mergers or acquisitions.

To prevent the value of the Latin America Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the Latin America Index require an Index Divisor adjustment. By adjusting the Latin America Index Divisor for the change in total Market Value, the value of the Latin America Index remains constant. This helps maintain the value of the Latin America Index as an accurate barometer of stock market performance and ensures that the movement of the Latin America Index does not reflect the corporate actions of individual companies in the Latin America Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the Latin America Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Latin America Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index Maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Divisor
Adjustment
Type of Corporate Action	Adjustment Factor	Required

Stock split	Shares Outstanding multiplied by 2;	No
(i.e., 2-for-1)	Stock Price divided by 2

Share issuance	Shares Outstanding plus newly	Yes

Divisor
Adjustment
Type of Corporate Action	Adjustment Factor	Required

(i.e., change ≥ 5%)	issued Shares

Share repurchase	Shares Outstanding minus	Yes
(i.e., change ≥ 5%)	Repurchased Shares

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value	Yes
minus old company Market Value

Rights Offering	Price of parent company minus	Yes
Price of Rights
Right Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co.
Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

In this pricing supplement, unless the context requires otherwise, references to the Latin America Index will include any Successor Index and references to S&P will include any successor to S&P.

The iShares® FTSE/Xinhua China 25
Index Fund; Public Information
iShares, Inc. (the “Company”) is a registered investment company that consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index. Information provided to or filed with the Commission by the Company pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Buffered PLUS offered hereby and does not relate to the Underlying Shares. We have derived all disclosures contained in this pricing supplement regarding the Company from the publicly available documents described in the preceding paragraph. In connection with the offering of the Buffered PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Company. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the Company is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Company could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with the Company. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Company, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws. As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of the Company as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”). The Buffered PLUS is not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

The FTSE/Xinhua China 25 Index
The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FTSE Xinhua Index Limited (“FXI”), a joint venture of FTSE International Limited and Xinhua Financial Network Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the HKSE.

General. The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the HKSE. “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE. H- shares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

Eligible Securities. Currently, only H-shares and Red Chip shares are eligible for inclusion in the FTSE/Xinhua China 25 Index. All classes of equity in issue are eligible for inclusion in the FTSE/Xinhua China 25 Index, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE All-World Index. Companies whose business is that of holding equity and other investments, exchange traded funds, and funds whose prices are a direct derivation of underlying holdings (e.g. mutual funds) are not eligible for inclusion. Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

1. Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE/Xinhua China 25 Index if it considers that an “accurate and reliable” price is not available. The FTSE/Xinhua China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

2. Liquidity. Securities in the FTSE/Xinhua China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI will not be eligible for inclusion in the FTSE/Xinhua China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

3. New Issues. New issues become eligible for inclusion in the FTSE/Xinhua China 25 Index at the next quarterly review of constituents, provided they have a minimum trading record of at least 20 trading days prior to the date of such review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index, like other indices of FXI, is governed by an independent advisory committee, the FTSE Xinhua Index Committee, that ensures that the FTSE/Xinhua China 25 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index. The FTSE Xinhua Index Committee is responsible for undertaking the review of the FTSE/Xinhua China 25 Index and for approving changes of constituents.

Computation of the FTSE/Xinhua China 25 Index. The FTSE/Xinhua China 25 Index is calculated using the free float index calculation methodology of the FTSE Group. The FTSE/Xinhua China 25 Index is calculated using the following algorithm:

where “p” is the latest trade price of the component security “n”, “e” is the exchange rate required to convert the security’s home currency into the FTSE/Xinhua China 25 Index’s base currency, “s” is the number of shares of the security in issue, “f” is the free float factor published by FXI, applicable to such security, to be applied to the security to allow amendments to its weighting, “c” is the capping factor published by FXI at the most recent quarterly review of the FTSE/Xinhua China 25 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE/Xinhua China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE/Xinhua China 25 Index.

The FTSE/Xinhua China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real- time spot currency rates for its calculations. Under this methodology, FXI excludes from free floating shares: (i) trade investments in a FTSE/Xinhua China 25 Index constituent company by either another FTSE/Xinhua China 25 Index constituent company or a non-constituent company or entity; (ii) significant long-term holdings by founders, directors and/or their families; (iii) employee share schemes (if restricted); (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE/Xinhua China 25 Index constituent stock is applied in bands, as follows:

Free float less than or equal to 15%	Ineligible for inclusion in the FTSE/Xinhua China 25 Index, unless free float is also greater than 5%and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less	20%
than or equal to 20%

Free float greater than 20% but less	30%
than or equal to 30%

Free float greater than 30% but less	40%
than or equal to 40%

Free float greater than 40% but less	50%
than or equal to 50%

Free float greater than 50% but less	75%
than or equal to 75%

Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index constituent stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band. This five percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The FTSE/Xinhua China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

Historical Information
The following tables set forth the published high, low and end of quarter closing prices for each of the Basket Components for each calendar quarter from January 1, 2002 to August 22, 2007 (with the exception of the Underlying Shares which commenced trading on October 8, 2004). The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period. The Index Closing Value for the EuroStoxx Index, the Nikkei 225 Index and the Latin America Index, and the Share Closing Value of the Underlying Shares, on August 22, 2007 were 4,226.52, 15,900.64, 3,865.29 and 137.92, respectively. We obtained the information in the tables and graphs from Bloomberg Financial Markets without independent verification. The historical prices and historical performance of the Basket Components should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Performance Factor at maturity will be greater than 100% so that you will receive a payment in excess of the Stated Principal Amount of $10 for each Buffered PLUS. Because your return is linked to the performance of the Basket at maturity, there is no guaranteed return of 100% percent of your principal.

If the Basket Performance Factor at maturity is less than 85%, you will lose money on your investment.

Dow Jones EuroStoxx 50 Index Historical High, Low and Period End Closing Prices January 1, 2002 through August 22, 2007

	High	Low	Period End

2002
First Quarter	3,833.09	3,430.18	3,784.05
Second Quarter	3,748.44	2,928.72	3,133.39
Third Quarter	3,165.47	2,187.22	2,204.39
Fourth Quarter	2,669.89	2,150.27	2,386.41
2003
First Quarter	2,529.86	1,849.64	2,036.86
Second Quarter	2,527.44	2,067.23	2,419.51
Third Quarter	2,641.55	2,366.86	2,395.87
Fourth Quarter	2,760.66	2,434.63	2,760.66
2004
First Quarter	2,959.71	2,702.05	2,787.49
Second Quarter	2,905.88	2,659.85	2,811.08
Third Quarter	2,806.62	2,580.04	2,726.30
Fourth Quarter	2,955.11	2,734.37	2,951.01
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Fourth Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter	3,899.41	3,492.11	3,899.41
Fourth Quarter	4,140.66	3,880.14	4,119.94
2007
First Quarter	4,272.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter (through
August 22, 2007)	4,557.57	4,062.33	4,226.52

Nikkei 225 Index Historical High, Low and Period End Closing Prices January 1, 2002 through August 22, 2007

	High	Low	Period End

2002
First Quarter	11,919.30	9,420.85	11,024.94
Second Quarter	11,979.85	10,074.56	10,621.84
Third Quarter	10,960.25	9,075.09	9,383.29
Fourth Quarter	9,215.56	8,303.39	8,578.95
2003
First Quarter	8,790.92	7,862.43	7,972.71
Second Quarter	9,137.14	7,607.88	9,083.11
Third Quarter	11,033.32	9,265.56	10,219.05
Fourth Quarter	11,161.71	9,614.60	10,676.64
2004
First Quarter	11,770.65	10,365.40	11,715.39
Second Quarter	12,163.89	10,505.05	11,858.87
Third Quarter	11,896.01	10,687.81	10,823.57
Fourth Quarter	11,488.76	10,659.15	11,488.76
2005
First Quarter	11,966.69	11,238.37	11,668.95
Second Quarter	11,874.75	10,825.39	11,584.01
Third Quarter	13,617.24	11,565.99	13,574.30
Fourth Quarter	16,344.20	13,106.18	16,111.43
2006
First Quarter	17,059.66	15,341.18	17,059.66
Second Quarter	17,563.37	14,218.60	15,505.18
Third Quarter	16,385.96	14,437.24	16,127.58
Fourth Quarter	17,225.83	15,725.94	17,225.83
2007
First Quarter	18,215.35	16,642.25	17,287.65
Second Quarter	18,240.30	17,028.41	18,138.36
Third Quarter (through
August 22, 2007)	18,261.98	15,273.68	15,900.64

S&P Latin America 40 Index Historical High, Low and Period End Closing Values January 1, 2002 through August 22, 2007

	High	Low	Period End

2002
First Quarter	1,109.32	960.49	1,082.84
Second Quarter	1,114.17	788.84	825.55
Third Quarter	823.74	630.64	630.64
Fourth Quarter	762.85	629.86	745.36
2003
First Quarter	802.56	671.32	725.25
Second Quarter	908.46	736.73	888.23
Third Quarter	1,020.78	887.03	997.42
Fourth Quarter	1,185.98	1,010.82	1,185.98
2004
First Quarter	1,294.98	1,194.68	1,256.38
Second Quarter	1,291.31	1,019.71	1,163.08
Third Quarter	1,311.51	1,142.48	1,309.69
Fourth Quarter	1,590.70	1,296.86	1,590.70
2005
First Quarter	1,781.06	1,475.91	1,611.45
Second Quarter	1,798.65	1,532.15	1,790.74
Third Quarter	2,311.65	1,783.78	2,311.65
Fourth Quarter	2,509.76	2,064.01	2,389.73
2006
First Quarter	2,853.10	2,397.08	2,742.68
Second Quarter	3,123.66	2,191.66	2,628.68
Third Quarter	2,776.61	2,477.26	2,738.73
Fourth Quarter	3,316.58	2,696.92	3,316.58
2007
First Quarter	3,537.81	3,100.74	3,469.93
Second Quarter	4,266.58	3,510.58	4,125.63
Third Quarter (through August
22, 2007)	4,511.48	3,491.73	3,865.29

Share price of the iShares® FTSE/Xinhua China 25 Index Fund Historical High, Low and Period End Closing Prices October 8, 2004 through August 22, 2007

	High	Low	Period End

2004
Fourth Quarter (from
October 8, 2004)	56.50	50.60	55.47
2005
First Quarter	57.80	52.00	54.60
Second Quarter	57.51	52.74	57.11
Third Quarter	65.80	56.82	64.24
Fourth Quarter	64.60	56.65	61.62
2006
First Quarter	74.55	62.99	74.28
Second Quarter	83.73	66.00	76.80
Third Quarter	82.05	73.44	81.35
Fourth Quarter	112.40	81.39	111.45
2007
First Quarter	116.40	91.65	102.43
Second Quarter	129.94	104.48	128.85
Third Quarter (through
August 22, 2007)	142.58	119.74	137.92

Historical Graph
The following graph sets forth the historical performance of the Basket (assuming that each of the Basket Components is weighted as described in “—Basket” above as of August 22, 2007 and calculated as if the Basket had an Initial Basket Value of 10 on October 8, 2004). The graph covers the period from October 8, 2004 through August 22, 2007 and illustrates the effect of the offset and/or correlation among the Basket Components during such period. The graph does not attempt to show your expected return on an investment in the Buffered PLUS. The historical performance of the Basket and the Basket Components should not be taken as an indication of their future performance.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Buffered PLUS. The original issue price of the Buffered PLUS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Basket Setting Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in stocks underlying the Indices and in Underlying Shares, in futures or options contracts on the Indices, the Underlying Shares or any component stocks of the Indices or the FTSE/Xinhua China 25 Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Basket Component Values of the Basket Components, and, therefore, increase the values at which the Basket Components must close on the Determination Date before you will receive at maturity a payment that exceeds the Stated Principal Amount of the Buffered PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Buffered PLUS by purchasing and selling the stocks underlying the Indices or the FTSE/Xinhua China 25 Index futures or options contracts on the stocks underlying the Indices or the FTSE/Xinhua China 25 Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Date. We cannot give any assurance that our hedging activities will not affect the value of the Basket Components and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Buffered PLUS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Buffered PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $9.95 per security and the agent’s commissions will be $0.225 per security for the purchase by any single investor of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Buffered PLUS, the price will be $9.925 per security and the agent’s commissions will be $0.20 per security for the purchase by any single investor of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Buffered PLUS and the price will be $9.90 per security and the agent’s commissions will be $0.175 per security for the purchase by any single investor of greater than or equal to $5,000,000 principal amount of Buffered PLUS. The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the Buffered PLUS distributed by such dealers. After the initial offering of the Buffered PLUS, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Buffered PLUS against payment therefor in New York, New York on September           , 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Buffered PLUS. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Buffered PLUS on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Buffered PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Buffered PLUS. Specifically, the Agent may sell more Buffered PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Buffered PLUS, for its own account. The Agent must close out any naked short position by purchasing the Buffered PLUS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Buffered PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Buffered PLUS, its component stocks or the Underlying Shares in the open market to stabilize the price of the Buffered PLUS. Any of these activities may raise or maintain the market price of the Buffered PLUS above independent market levels or prevent or retard a decline in the market price of the Buffered PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Buffered PLUS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Buffered PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Buffered PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Buffered PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Buffered PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Buffered PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Buffered PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Buffered PLUS. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Buffered PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Buffered PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Buffered PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Buffered PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Buffered PLUS to the public in Hong Kong as the Buffered PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Buffered PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Buffered PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Buffered PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Buffered PLUS nor make the Buffered PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Buffered PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Buffered PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between STOXX Limited
and Morgan Stanley
STOXX Limited and Morgan Stanley have entered into a non- exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Euro STOXX 50 Index, which is owned and published by STOXX Limited, in connection with securities, including the Buffered PLUS.

The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

The Buffered PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly. STOXX Limited’s only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the Dow Jones EURO STOXX 50® Index which is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the Buffered PLUS. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the Buffered PLUS into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50® Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX LIMITED AND MORGAN STANLEY.

“Dow Jones EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. The Buffered PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Buffered PLUS.

License Agreement between
Nikkei Inc. and Morgan Stanley
As of the Original Issue Date, we will have received the consent of Nikkei Inc., the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the Buffered PLUS. Nikkei Inc. has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by Nikkei Inc. We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225 Index. Nikkei Inc. has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, Nikkei Inc. has no relationship to us or the Buffered PLUS; it does not sponsor, endorse, authorize, sell or promote the Buffered PLUS, and has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS or with the calculation of the return on your investment.

License Agreement between Standard &
Poor’s® Corporation and Morgan Stanley
Standard & Poor’s® Corporation, or S&P® , and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Latin America Index, which is owned and published by S&P, in connection with securities, including the Buffered PLUS.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Buffered PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Buffered PLUS. The Corporations make no representation or warranty, express or implied, to the holders of the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly, or the ability of the S&P Latin America 40 Index® to track general stock market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the S&P Latin America 40®, S&P Latin America 40 Index® and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P Latin America 40 Index® which is determined, composed and calculated by S&P without regard to the Licensee or the Buffered PLUS. S&P has no obligation to take the needs of the Licensee or the owners of the Buffered PLUS into consideration in determining, composing or calculating the S&P Latin America 40 Index®. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Buffered PLUS.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P LATIN AMERICA 40 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P LATIN AMERICA 40 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P LATIN AMERICA 40 INDEX® OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P Latin America 40®” and “S&P Latin America 40 Index®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The Buffered PLUS have not been passed on by the Corporations as to their legality or suitability. The Buffered PLUS are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE BUFFERED PLUS.

License Agreement between FTSE Xinhua
Index Limited and Morgan Stanley
Morgan Stanley has entered into a non-exclusive license agreement with FTSE Xinhua Index Limited providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the FTSE/Xinhua China 25 Index, which is owned and published by FTSE Xinhua Index Limited, in connection with securities, including the Buffered PLUS. The license agreement between FTSE/Xinhua Index Limited and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Buffered PLUS are not in any way sponsored, endorsed, sold or promoted by FTSE Xinhua Index Limited or by The London Stock Exchange Plc (the “London Exchange”) or by The Financial Times Limited (“FT”) and neither FTSE Xinhua Index Limited or London Exchange or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE/Xinhua China 25 Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The FTSE/Xinhua China 25 Index is compiled and calculated solely by FTSE Xinhua Index Limited. However, neither FTSE Xinhua Index Limited or London Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE/Xinhua China 25 Index and neither FTSE Xinhua Index Limited or London Exchange or FT shall be under any obligation to advise any person of any error therein.

“FTSETM ” and “FootsieTM ” are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Buffered PLUS have exclusive responsibility for ensuring that their purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any Buffered PLUS to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered PLUS issued under this pricing supplement and is superseded by the following discussion.

The following are the material U.S. federal tax consequences of ownership and disposition of the Buffered PLUS. This discussion only applies to initial investors in the Buffered PLUS who:

•	purchase the Buffered PLUS at their “issue price”; and
•	will hold the Buffered PLUS as capital assets within themeaning of Section 1221 of the Internal Revenue Code of1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	dealers in securities or foreign currencies;
•
investors holding the Buffered PLUS as part of a hedgingtransaction, “straddle,” conversion transaction or integratedtransaction or who hold the Buffered PLUS as part of aconstructive sale transaction;

•	U.S. Holders, as defined below, whose functional currency isnot the U.S. dollar;
•	partnerships or other entities classified as partnerships forU.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax exempt entities, including an “individual retirementaccount” or “Roth IRA” as defined in Section 408 or 408A ofthe Code, respectively;
•	persons subject to the alternative minimum tax;
•	nonresident alien individuals who have lost their U.S.citizenship or who have ceased to be taxed as U.S. residentaliens; or
•	Non-U.S. Holders, as defined below, for whom income orgain in respect of the Buffered PLUS is effectively connectedwith the conduct of a trade or business in the United States.

As the law applicable to the U.S. federal income taxation of instruments such as the Buffered PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the Buffered PLUS are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

The Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Buffered PLUS or instruments that are similar to the Buffered PLUS for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered PLUS (including alternative characterizations of the Buffered PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Buffered PLUS described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Buffered PLUS that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S.federal income tax purposes, created or organized in or underthe laws of the United States or any political subdivisionthereof; or
•	an estate or trust the income of which is subject to U.S.federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Buffered PLUS

Assuming the characterization and treatment of the Buffered PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Buffered PLUS should equal the amount paid by the U.S. Holder to acquire the Buffered PLUS.

Sale, Exchange or Settlement of the Buffered PLUS. Upon a sale or exchange of the Buffered PLUS, or upon settlement of the Buffered PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Buffered PLUS sold, exchanged, or settled. Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any capital gain or loss recognized upon the sale, exchange or settlement of a Buffered PLUS should be long- term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time.

Potential Application of the Constructive Ownership Rule. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the iShares FTSE/Xinhua China 25 Index Fund (the “Underlying Shares”)). Under the “constructive ownership” rule, if an investment in the Buffered PLUS is treated as a “constructive ownership transaction” due to the inclusion of the Underlying Shares as a basket component, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Buffered PLUS could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). Accordingly, U.S. Holders should consult their tax advisors regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the Buffered PLUS

Due to the absence of authorities that directly address the proper characterization or treatment of the Buffered PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Buffered PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Buffered PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Buffered PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Buffered PLUS, other alternative federal income tax characterizations of the Buffered PLUS are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Buffered PLUS. It is possible, for example, that a Buffered PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Buffered PLUS and the proceeds from a sale or other disposition of the Buffered PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Buffered PLUS that, is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Buffered PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the Buffered PLUS

In general. Assuming the characterization and treatment of the Buffered PLUS as set forth above is respected, a Non-U.S. Holder of the Buffered PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Buffered PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Buffered PLUS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution,ten percent or more of the total combined voting power of allclasses of our stock entitled to vote;
•	the Non-U.S. Holder is not a controlled foreign corporationrelated, directly or indirectly, to us through stock ownership;
•	the Non-U.S. Holder is not a bank receiving interest undersection 881(c)(3)(A) of the Code; and
•	the certification requirement described below has beenfulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Buffered PLUS (or a financial institution holding the Buffered PLUS on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Buffered PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Buffered PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Buffered PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “—Tax Treatment upon Sale, Exchange or Settlement of the Buffered PLUS —Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non- U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.